EXHIBIT 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	(212) 838-3777
(732) 296-8400

Senesco Licenses Technology to the Broin Companies for Improvement of Ethanol Production

NEW BRUNSWICK, N.J. (Oct. 19, 2004) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) announced today that it has licensed its proprietary gene technology to the Broin Companies (“Broin”) to improve aspects of their ethanol production capabilities.   If research and development is successful, Senesco expects that its technology will be implemented throughout all of Broin’s ethanol production facilities.

Though specific financial details will remain confidential, Senesco will receive an annual payment for each Broin facility that incorporates the Company’s technology.   Adoption of the technology in all of Broin’s plants could lead to annual payments in excess of $1 Million to Senesco.

Jeff Broin, CEO of the Broin Companies commented, “Our 20 year history has been marked with many biotechnical advances in ethanol production technology pioneered by our staff of researchers, scientists and engineers.  We are excited to expand our vision for the future in partnership with Senesco.  We look forward to enabling a new generation of processing solutions and adopting new technologies to achieve increased ethanol production and operating efficiencies.  This relationship is consistent with our mission to be the leader in the ethanol industry.”

Bruce Galton, Senesco’s President and CEO continued, “Recent world events, coupled with consistent annual growth, have shown that ethanol production has an emerging prominent role in the energy industry.  We are proud to participate with one of North America’s largest ethanol producers at this important time in their industry’s history.   Broin has proven to be an aggressive adopter of cutting edge technologies and we believe that our technology will improve their production capability.”

About the Broin Companies

The Broin Companies are a highly specialized and integrated technology development, production and marketing company in the ethanol industry.  As the second largest producer in the industry the Broin Companies have constructed 19 operating ethanol plants and currently have five more under construction or development.  The primary scope of the Broin Companies includes an integrated approach to ethanol plant project development, design/build & engineering, process and product research & development, plant management and product marketing.

About Senesco Technologies, Inc.

Senesco takes its name from the scientific term for the aging of plant cells: senescence.  The Company has developed technology that regulates the onset of cell death.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has begun to explore ways to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases such as Alzheimer’s, glaucoma, ischemia and arthritis, among others.  Senesco partners with leading-edge companies and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.  Senesco is headquartered in New Brunswick, New Jersey, and utilizes research laboratories at the University of Waterloo in Ontario, Canada and the University of Colorado in Denver, Colorado, as well as other institutions.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.